INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of July 1, 2015, by and between AXA Equitable Funds Management Group, LLC, (doing business as “1290 Asset Managers”), a limited liability corporation organized in the State of Delaware (the “Adviser”), and OppenheimerFunds, Inc., a corporation organized under the laws of the State of Colorado (“Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Management Agreement dated May 1, 2011 with 1290 Funds (“Trust”), an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Board of Trustees of the Trust and the Adviser have retained the Sub-Adviser to render investment advisory and other services to the Trust’s fund(s) specified in Appendix A hereto, (the “Fund”), in the manner and on the terms hereinafter set forth;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and is the investment manager to the Trust;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Adviser has the authority under the Investment Management Agreement with the Trust to select advisers for each Fund of the Trust; and

WHEREAS, the Sub-Adviser is willing to furnish investment advisory and other services to the Adviser and the Fund;

NOW, THEREFORE, the Adviser and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF SUB-ADVISER

The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for the Fund, subject to the supervision and oversight of the Adviser and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser except as expressly authorized in this Agreement or another writing by the Trust, the Adviser and the Sub-Adviser.

2.	ACCEPTANCE OF APPOINTMENT

The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall not be responsible for any services to the Fund, or bear any expenses, other than those expressly delineated herein.

The assets of the Fund will be maintained in the custody of a custodian (who shall be identified by the Adviser in writing). The Sub-Adviser will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of the Sub-Adviser.

3.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST

A. As investment adviser to the Fund, the Sub-Adviser will coordinate the investment and reinvestment of the assets of the Fund and determine the composition of the assets of the Fund subject always to the supervision and control of the Adviser and the Trustees of the Trust, to the extent the Adviser’s direction is not inconsistent with that of the Trustees.

B. As part of the services it will provide hereunder, the Sub-Adviser will:

(i) obtain and evaluate, to the extent deemed necessary and advisable by the Sub-Adviser in its discretion, pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are under consideration for inclusion in the Fund;

(ii) formulate and implement a continuous investment program for the Fund;

(iii) take whatever steps are necessary to implement the investment program for the Fund by arranging for the purchase and sale of securities and other investments, including issuing directives to the administrator of the Trust as necessary for the appropriate implementation of the investment program of the Fund

(iv) keep the Trustees of the Trust and the Adviser informed in such format and frequency as may be mutually agreed upon of all material facts concerning the Sub-Adviser’s services hereunder and make periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Trustees of the Trust;

(v) as reasonably requested by Adviser or the Fund’s fund accounting agent, provide assistance in determining the fair value of securities and other investments/assets in the Fund that are not registered for public sale, not traded on any securities markets, or otherwise may be deemed illiquid for purposes of the Investment Company Act and for which market quotations are not readily available, provided, however, that the parties acknowledge that the Sub-Adviser is not the fund accounting agent for the Fund(s) and is not responsible for pricing determinations or calculations and any information provided pursuant to this provision by the Sub-Adviser will be provided according to the Sub-Adviser’s policies and procedures and for information purposes only. The Sub-Adviser will use reasonable efforts to assist the Adviser or the Fund’s fund accounting agent to obtain a price(s) from a party(ies) independent of the Sub-Adviser for each security or other investment/asset in the Fund for which market prices are not readily available;

(vi) as reasonably requested by the Adviser or the Adviser’s agent, the Sub-Adviser may provide certain qualitative information on securities held in the Fund, including, but not limited to, liquidity determinations. Any qualitative determinations are provided according to the Sub-Advisers’ policies and procedures and are for informational purposes only.

(vii) if applicable, provide any and all material composite performance information about accounts the Sub-Adviser manages, if appropriate, which are relevant to the Fund and that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Fund that may be reasonably necessary, under applicable laws, to allow the Fund or its agent to present information concerning Sub-Adviser’s prior performance in the Trust’s Prospectus and SAI (as herein defined) and any permissible reports and materials prepared by the Fund or its agent (it being understood that the use of any such performance information is solely the discretion of the Fund, which is responsible for the use of any such performance information);

(viii) cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Adviser, keep all such persons fully informed as to such matters as they have apprised the Sub-Adviser in writing that they may reasonably deem necessary to the performance of their obligations to the Trust and the Adviser, provide prompt responses to reasonable requests made by such persons and, as mutually agreed upon, maintain any appropriate interfaces with each so as to promote the efficient exchange of information;

(ix) execute account documentation, agreements, contracts and other documents as the Sub-Adviser shall be requested by brokers, dealers, counterparties, and other persons to execute in connection with its management of the assets of the Fund, provided that this Agreement constitutes the express agreement and consent of the Adviser and/or the Trust’s Board of Trustees to execute such documentation, agreements, contracts and other documents. In such respect, and only for this limited purpose, the Sub-Adviser shall act as the Adviser’s and/or the Trust’s agent and attorney-in-fact;

(x) as mutually agreed upon, the Sub-Adviser will make available its officers and employees to meet with the Fund’s Board of Trustees at the Fund’s principal place of business upon sufficient written notice. The Sub-Adviser, upon consultation with and the approval of the Adviser, will select which of its officers and employees will meet with the Fund’s Board;

(xi) the Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund, whether on a relative or absolute basis;

C. In furnishing services hereunder and provided Adviser has made available in writing to Sub-Adviser, the Sub-Adviser shall make its best effort to perform in accordance with the following, unless otherwise specified in this Agreement: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the SEC and delivered to the Sub-Adviser, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund; (v) the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust; and (vi) the written instructions of the Adviser. Prior to commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of the Trust Declaration, By-Laws, Prospectus, SAI, Compliance Manual and other relevant policies and procedures that are adopted by the Board of Trustees. The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document. In performing its obligations under this Agreement, the Sub-Adviser may rely upon information provided to it by the Fund or on behalf of the Fund, the Trust, the Adviser, the Fund’s custodian or other agent and will not independently verify the accuracy or completeness of such information. The Sub-Adviser shall not be liable for any loss, claim or damage related to such reliance. Notwithstanding the foregoing, the Sub-Adviser shall have no responsibility to monitor compliance with limitations or restrictions for which information from the Adviser or its authorized agent is necessary to enable the Sub-Adviser to monitor compliance with such limitation or restrictions, unless such information is provided to the Sub-Adviser in writing.

D. The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

E. The Sub-Adviser will select brokers and dealers, including “affiliated” (as that term is defined in the Investment Company Act) broker-dealers, to effect all Fund transactions subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. In placing any orders for the purchase or sale of investments for the Fund, in the name of the Fund or its nominees, the Sub-Adviser shall, subject to Section 3.F. below, use its best efforts to obtain for the Fund “best execution”, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will portfolio securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Sub-Adviser on the basis of all relevant factors and considerations including, insofar as feasible: the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund.

The Sub-Adviser shall have no duty or obligation to seek advance competitive bidding for the most favorable commission rate applicable to any particular portfolio transaction or to select any broker-dealer on the basis of its purported or “posted” commission rate but will, to the best of its ability, endeavor to be aware of the current level of the charges of eligible broker-dealers and to minimize the expenses incurred by the Fund for effecting its portfolio transactions to the extent consistent with the interests of the Fund. The Sub-Adviser may effect the purchase and sale of securities (which are otherwise publicly traded) in private transactions on such terms and conditions as are customary in such transactions, may use a broker to effect said transactions, and may enter into a contract in which the broker acts either as principal or as agent.

F. The Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) cause the Fund to pay a broker or dealer that provides brokerage or research services to the Adviser, the Sub-Adviser and the Fund an amount of commission for effecting a Fund transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to the Fund or its other advisory clients or the advisory clients of its affiliates. In reaching such determinations, the Sub-Adviser will not be required to place or attempt to place a specific dollar value on the brokerage and/or research services provided or being provided by such broker-dealer. To the extent authorized by Section 28(e) and the Trust’s Board of Trustees, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

G. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients over time. The Adviser agrees that Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Adviser also acknowledges that Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that Sub-Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon Sub-Adviser any obligation to purchase or to sell or to recommend for purchase or sale for the Fund any investment that Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund.

H. With respect to its duties as are set forth herein, the Sub-Adviser will maintain all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC forms 13D, 13F and 13G pursuant to Section 13 of the Exchange Act. The Sub-Adviser shall not otherwise be responsible for the preparation or filing of any report required with respect to the Fund. The Sub-Adviser will, unless and until otherwise directed in writing by the Adviser or the Board of Trustees, and subject to the receipt of all necessary materials, vote proxies with respect to the Fund’s securities and exercise voluntary rights in corporate actions or otherwise in accordance with the Sub-Adviser’s proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and the Adviser. Regulatory reporting of such voting activity is the responsibility of the Adviser, and any costs incurred relating to materials for such regulatory reporting are the responsibility of the Adviser and/or the Fund. In addition, absent specific written instructions to the contrary provided to the Sub-Adviser by the Adviser, and subject to the receipt of all necessary materials, the Sub-Adviser shall respond to all voluntary corporate actions involving the Fund’s investments. The Sub-Adviser will not process class action settlements on behalf of the Fund.

I. The Adviser and the Sub-Adviser acknowledge that the Sub-Adviser is not the compliance agent for the Fund or the Adviser, and does not have access to the Fund’s books and records necessary to perform certain compliance testing. To the extent that the Sub-Adviser has agreed to perform the services specified in this agreement in accordance with the Fund’s registration statement and charter documents, written instructions of the Adviser and any policies adopted by the Fund’s Board of Trustees applicable to the Fund (collectively, the “Charter Requirements”), and in accordance with applicable law (including Subchapters M and L of the

Code, the 1940 Act and the Advisers Act (“Applicable Law”)), the Sub-Adviser shall perform such services based upon its books and records with respect to the Fund, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records. The Sub-Adviser shall have no responsibility to monitor certain limitations or restrictions for which the Sub-Adviser has not been provided sufficient information in accordance with this Agreement or otherwise. All such monitoring shall be the responsibility of the Adviser.

4.	COMPENSATION OF SUB-ADVISER

The Adviser will pay the Sub-Adviser an advisory fee with respect to the Fund as specified in Appendix A to this Agreement. Payments shall be made to the Sub-Adviser on or about the fifth day of each month; however, this advisory fee will be calculated daily for the Fund based on the net assets of the Fund on each day and accrued on a daily basis.

5.	LIABILITY AND INDEMNIFICATION

A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Sub-Adviser nor any of its officers, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Trust as a result of any error of judgment or mistake of law by the Sub-Adviser or its Affiliates with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and conformity with information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees (as defined below) for use therein.

B. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Adviser and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Adviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the

Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to the Adviser or the Trust.

6.	REPRESENTATIONS OF ADVISER

The Adviser represents, warrants and agrees that:

A. The Adviser has been duly authorized by the Board of Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated hereby.

B. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Adviser with a copy of such code of ethics.

C. The Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Adviser by applicable law and regulations.

D. The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best or its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (v) will promptly notify Sub-Adviser of the occurrence of any event that would disqualify Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

7.	REPRESENTATIONS OF SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

A. The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, in which the Fund has been named as a party, provided however, that routine regulatory examinations shall not be required to be reported by this provision.

B. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. When the Sub-Adviser has completed its internal review at the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, an officer of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics with respect to the Fund or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(d)(1) and all other records relevant to the Sub-Adviser’s code of ethics, provided such examination is made at the Sub-Adviser’s office on reasonable notice during regular business hours.

C. The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the Securities and Exchange Commission and will furnish a copy of all amendments to Form ADV, Part II to the Trust and the Adviser at least annually. Such amendments shall reflect all changes as required by the Advisers Act.

D. The Sub-Adviser will notify the Trust and the Adviser of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-Adviser, in each case prior to or promptly after, such change. Such notice may be made via email.

E. The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

F. The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, the Fund, the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser, except as required by rule, regulation or upon the request of a governmental authority. However, the Sub-Adviser may use the performance of the Fund in its composite performance.

G. the Fund’s prospectus will indicate that the Fund might not be fully invested in accordance with its objective for up to 30 days after inception;

H. the Adviser has adopted and enforces its policies to identify and prevent investors in the Fund from market timing the purchase and sale of the Fund’s shares or engaging in arbitrage activity to the detriment of long-term investors in the Fund;

I. the Adviser represents that any commission recapture or directed brokerage programs in place for the Fund are voluntary, and that the Sub-Adviser is not required to trade for the Fund in accordance with those programs.

8.	NON-EXCLUSIVITY

The services of the Sub-Adviser to the Adviser, the Fund and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, affiliates and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9.	SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

In this regard, the Sub-Adviser may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

10.	REGULATION

The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

11.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required by law or regulation. The Adviser and the Sub-Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities or otherwise required by law.

12.	CONFIDENTIALITY

The Trust and Adviser will keep confidential any confidential records or confidential information with respect to Sub-Adviser obtained pursuant to this Agreement. The Trust and Adviser will not disclose such confidential records or confidential information unless Sub-Adviser has authorized such disclosure, or unless such disclosure is required by applicable federal or state law or regulations or regulatory authorities having the requisite authority.

13.	DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by a vote of a majority of those trustees of the Trust who are not a party to the agreement or interested persons (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall continue in effect for an initial period of two years from the date of its execution and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the Board of Trustees, including the approval by the vote of a majority of the Independent Trustees of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval or a vote of a majority of the outstanding shares of the Fund. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Fund if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other fund affected by the Agreement, or (b) all the Funds of the Trust.

14.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser or Sub-Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Management Agreement between the Adviser and the Trust is assigned or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

15.	USE OF SUB-ADVISER’S NAME

The parties agree that the name of the Sub-Adviser, the name “Main Street”, the names of any affiliates of the Sub-Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Sub-Adviser and its affiliates. The Adviser and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Adviser and the Trust agree that they will review with the Sub-Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Sub-Adviser may review the context in which it is referred to, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations. If the Adviser or the Trust makes any unauthorized use of the Sub-Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Sub-Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Sub-Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

16.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Funds of the Trust.

17.	ASSIGNMENT

Any assignment (as that term is defined in the Investment Company Act) of the Agreement made by the Sub-Adviser without the prior written consent of the Trust and the Adviser shall result in the automatic termination of this Agreement, as provided in Section 13 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder. The Sub-Adviser agrees that it will notify the Trust and the Adviser of any changes in key employees within a reasonable time thereafter.

18.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Fund.

19.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

20.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	AXA Equitable Funds Management Group, LLC

    (doing business as 1290 Asset Managers)

    Patricia Louie, Executive Vice President and General Counsel

    1290 Avenue of the Americas, 16th Floor

    New York, New York 10104

For:	1290 Funds

    Patricia Louie, Senior Vice President and Secretary

    1290 Avenue of the Americas, 16th Floor

    New York, New York 10104

For:	OppenheimerFunds, Inc.

    225 Liberty Street, 11th Floor

    New York, NY 10281-1008

    Attention: Lamar Kunes

    With a copy to:

    Attention – OFI Legal

    At the same address

21.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

22.	TRUST AND SHAREHOLDER LIABILITY

The Adviser and Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Fund. The Adviser and Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

23.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

24.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC (d/b/a 1290 Asset Managers)		OPPENHEIMERFUNDS, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Lamar Kunes
	Steven M. Joenk	Name:	Lamar Kunes
	President and Chief Executive Officer	Title:	Senior Vice President, OppenheimerFunds
Distributor, Inc.; By delegated authority

APPENDIX A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

WITH

OPPENHEIMERFUNDS, INC.

Global Portfolios	Annual Sub-Advisory Fee***
Global Portfolios, which shall consist of the following Fund and Other Portfolio(s) or Allocated Portion(s)*: 1290 Global Equity Managers Fund**	0.45% of the Global Portfolios’ average daily net assets up to and including $50 million; 0.40% of the Global Portfolios’ average daily net assets over $50 million.
EQ/Oppenheimer Global Portfolio*
AXA Global Equity Managed Volatility Portfolio**

*	Other Portfolios or Allocated Portions are other registered investment companies (or series or portions thereof) that are advised by the Adviser and sub-advised by the Sub-Adviser, which are classified as “Global Portfolios”
**	The Fund has been designated a “multi-adviser portfolio” and OppenheimerFunds, Inc. receives a fee based on a discrete portion of the Fund’s assets that have been allocated to it by the Adviser.
***	The daily sub-advisory fee for the Global Portfolios is calculated by multiplying the aggregate net assets of the Global Portfolios at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.